Exhibit 10.78

SECOND AMENDED AND RESTATED EMPLOYMENT CONTRACT DATED AS OF
NOVEMBER 6, 2018

BY AND BETWEEN:

1.
ALTISOURCE S.à r.l., a private limited liability company (société à responsabilité limitée) organised under the laws of the Grand Duchy of Luxembourg, with registered office at 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B. 189519 (“S.à r.l.”) (hereinafter referred to as the “Employer”)

and

2.	GREGORY J. RITTS (hereinafter referred to as the “Employee”)

The Employee and the Employer may hereinafter collectively be referred to as the "Parties", each being a "Party".
W I T N E S S E T H:
WHEREAS, the Employee and the Employer previously entered into a First Amended and Restated Employment Contract, effective October 27, 2014; and
WHEREAS, the Parties now desire to further amend and restate Employee’s employment contract with the Employer, effective November 6, 2018, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it has been agreed by and between the Parties as follows:

Article 1 - Definitions:

Amendment Date: the effective date of this Second Amended and Restated Employment Contract dated November 6, 2018;
Appointment or Employment: the employment of the Employee by the Employer on the terms of this Contract;
Cause: the occurrence of one or more of the following: (i) the willful misconduct by the Employee with regard to the Company which has a material adverse effect on the Company; (ii) the willful refusal of the Employee to attempt to follow the proper direction of the Chief Executive Officer (the “CEO”) and/or Chief Administration and Risk Officer (“CARO”) of the Company, which is not cured within thirty (30) days of receipt of a written notice from the Board which specifically identifies such purported failure by Employee, provided that the foregoing refusal by Employee shall not be “Cause” if such direction is illegal, unethical or immoral and Employee promptly so notifies the CEO and/

or the CARO of the Company and such notification specifically identifies the illegal, unethical or immoral nature of the direction; (iii) material and continuing failure by Employee to perform the duties required of him under the present Contract (other than any such failure resulting from incapacity due to physical or mental illness or where performance would constitute Good Reason) which is not cured within thirty (30) days of receipt of a written demand for substantial performance from the Board which specifically identifies the manner in which it is believed that Employee has substantially and continually refused to attempt to perform his duties hereunder; (iv) the Employee being convicted of a felony; (v) a material breach of this Contract, which is not cured within thirty (30) days of receipt of a written notice of such breach from the Board specifically identifying the manner in which it is believed that Employee has materially breached this Contract, or (vi) drunkenness or the possession of narcotics on Company property, willful or material damage to the Company’s property or repeated or material violations of Company policies, provided that such Company policy violations have not been cured within thirty (30) days of receipt of written notice which specifically identifies the policies at issue. No act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The definitions of Cause set forth in Employee’s existing equity award agreements shall be deemed to be replaced in their entirety by the definition of Cause set forth in this paragraph. Notwithstanding the foregoing, Employee shall only have the opportunity to cure under clauses (ii), (iii), (v) and (vi) to the extent that the circumstance(s) giving rise to Cause is/are in the reasonable good faith judgment of the Managers of the Employer susceptible to cure, and Employee has not previously cured any other circumstance giving rise to Cause under this Agreement in the preceding twelve (12) month period.

Change of Control: the occurrence of any one or more of the following: (i)  the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of Altisource Portfolio Solutions S.A. (“ASPS”) at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock, (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert, or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in ASPS stock of the pre-transaction shareholders to less than fifty percent (50%) of the post-transaction ownership. Notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Contract. Where applicable, the definitions of Change of Control set forth in Employee’s existing equity award agreements shall be deemed to be replaced in their entirety by the definition of Change of Control set forth in this paragraph.
Company: the Employer, its parent company and its subsidiaries;

Confidential Information: information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer;
Contract: the present unlimited period Second Amended and Restated Employment Contract;
Good Reason: the occurrence or failure to cause the occurrence, as the case may be, without Employee’s express written consent of any of the following circumstances, which is not cured within ninety (90) days after written notice thereof by the Employee to the Employer: (i) any substantial unreasonable material diminution of Employee’s positions, duties or responsibilities hereunder (except in each case in connection with the termination of Employee’s employment for Cause or disability or as a result of Employee’s death, or temporarily as a result of Employee’s illness or other absence), (ii) removal of the Employee from executive positions with the Employer or ASPS without election or appointment to an equal or higher position, (iii) a change in the reporting structure such that Employee no longer directly reports to the CARO or the CEO, (iv) Employer action that results in a materially negative change in the compensation or benefits of Employee (which, for the avoidance of doubt, shall not include (a) the failure to allow Employee to continue to participate in a Long-Term Incentive Plan, other incentive plan or other benefits if such benefits are discontinued, temporarily or permanently, for other similarly-situated executives) or (b) a reduction of Employee’s incentive compensation, whether material or not, where such reduction results from the failure to meet applicable achievement criteria), (v) a material change required by the Company in the geographic location at which Employee must perform the services (for the avoidance of doubt, in no event will a change in geographic location within the Grand Duchy of Luxembourg constitute a “material change” in geographic location) or (vi) any material breach by the Employer of any provision of this Agreement; provided however that in all such circumstances identified in clauses (i) through (vi), “Good Reason” will not exist and will not be a Qualifying Event unless the relevant circumstance occurs or fails to occur, as the case may be, prior to September 24, 2020 and William Shepro is no longer serving as the Chief Executive Officer of ASPS at the time such circumstance occurs of fails to occur.
Incapacity: any illness or injury which prevents the Employee from carrying out his duties; and
Rules and Regulations: any internal rules and regulations which may be periodically prepared by the Company and which apply to all its employees including the Employee.

Article 2 - Duties and Nature of Service

(a)
Employee’s employment shall continue under this Second Amended and Restated Employment Contract commencing on the Amendment Date and Employee shall fulfill the position of Chief Legal and Compliance Officer. As such, he will execute tasks and have such responsibilities including, but not limited to, the following:

•
Providing legal and regulatory advice and counsel, expertise and leadership relating to all aspects of the Company’s legal matters, including litigation and governmental investigations management, as well as legal and compliance risk mitigation, general corporate law and governance;

•	Department Administration; managing the Law and Compliance Department, consisting of Transactions, Litigation, etc.;

•
Setting quality and service standards, arranging appropriate training, developing form documents, managing the department’s budget, billing, collections and vendors, and managing staffing assignments and workloads;

•
Directing the defense of the organization against suits or claims and prepares prosecution of the organizations claims against others; managing a coordinated legal approach to respond to parallel internal investigations in support of simultaneous civil litigation and federal and state inquiries;

•
Supervising and managing the provision of legal services, through either internal personnel or external counsel, to meet the strategic objectives of the organization; actively managing legal issues to minimize risk and costs for the organization; serving as primary contact with outside counsel;

•
Ensuring that legal procedures, legal policies and documentation are in place to support the business from a financial and regulatory perspective; monitoring the effectiveness of legal risk controls and identifying and remedying control gaps; and

•	Such other responsibilities as deemed appropriate by the Managers of the Employer.

The Parties hereby acknowledge and accept that considering the nature of the Employee’s activities it is impossible to provide a comprehensive description of the activities to be performed by him, which shall include all the tasks that are directly or indirectly necessary or useful for the performance of the concerned duties.

(b)
The Employee shall serve the Employer on the terms of this Contract and accept the aforementioned position. The Employee shall work for the Employer in this position or in any other similar position, which the Employer may assign to him over the course of time.

(c)
The Employment will take place in such various geographical locations, including abroad, as may be reasonably designated by the Employer. The Employee consents that the geographical location of the Employment is not a substantive clause of this Contract. The Head Office of the Employer is 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg.

(d)	The Employee expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Contract.

(e)
The Employee shall undertake to inform the Employer immediately in writing of any changes in his personal situation such as his address, family status or number of children. The Employer shall treat all such information confidentially.

(f)
The Employee warrants that, as of the Amendment Date, he is entitled to work in Luxembourg without any additional approvals and will notify the Employer immediately if he ceases to be so-entitled during the Employment.

(g)
The Employee shall comply with all the rules, policies and procedures set out in the internal Rules and Regulations, which shall be established over the course of time by the Company and a copy of which will be made available to the Employee once adopted. Such Rules and Regulations may be modified at any time and do not form part of this Contract. In the event of conflict between the terms of this Contract and the terms of the Rules and Regulations, this Contract shall prevail.

Article 3 - Duration

(a)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labor Code:
In the case of the dismissal of the Employee by the Employer, the latter must respect a minimum prior notice of:

•	Two (2) months if the term of the Employment is under five (5) years

•	Four (4) months if the term is between five (5) and ten (10) years

•	Six (6) months if the term of the Employment is over ten (10) years

In the case of the resignation of the Employee, the following prior notice must be given:

•	One (1) month if the term of the Employment is under five (5) years

•	Two (2) months if the term is between five (5) and ten (10) years

•	Three (3) months if the term of the Employment is over ten (10) years

The respective prior notice will run from the fifteenth (15th) day of the month if notice was given before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month. The Employer reserves the right to pay salary in lieu of notice for all or any part of the notice period.

(b)
In accordance with article L.124-7 of the Luxembourg Labor Code, if the Employee is dismissed for reasons other than the gross misconduct described in article L.124-10, the Employer shall pay the Employee as severance:

•	One (1) month’s gross base salary if the term of the Employment is between five (5) and ten (10) years

•	Two (2) months’ gross base salary if the term of the Employment is between ten (10) and fifteen (15) years

•	Three (3) months’ gross base salary if the term of the Employment is over fifteen (15) years

Any amounts paid to the Employee pursuant to Article 8 of this Contract will be inclusive of any payments required under article L.124-7 of the Luxembourg Labor Code as set forth in this Article 3(b).

(c)
To the extent that Employee is terminated by the Employer for reasons other than for Cause, the Employer will pay additional amounts to the Employee as set forth in Article 8 of this Contract pursuant to and contingent upon the execution of a general release of claims in the form provided by the Employer (the “Employer’s Release Agreement”).

(d)
Notwithstanding the above, the Employer may terminate the Contract with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due and unpaid at the date of termination) if the Employee commits any act or misconduct rendering the working relationship under the Employment immediately and durably impossible to maintain, in accordance with article L.124-10 of the Luxembourg Labor Code.

(e)
The Contract will automatically terminate by operation of the law on the date on which the Employee is declared to be medically unable to perform his duties under the Contract by the pre-employment, or any subsequent, medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; when the Employee reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labor Code.

Article 4 - Remuneration

(a)
The Employee’s annual gross base salary is 370,608 Euros, as of the Amendment Date (based on the latest revision to Employee’s salary prior to the Amendment Date which took place on August 1, 2018). This annual gross base salary shall be payable in twenty four (24) instalments.

(b)
In accordance with article L.223-1 of the Luxembourg Labor Code, the salary shall be adapted and vary proportionally with the variations of the index of cost of living in the Grand Duchy of Luxembourg. The above salary has been fixed in consideration of the index applicable at the date on which this employment agreement becomes effective (Salary Index at the time of the Amendment Date: 814.40 as of August 1, 2018).

(c)
The Employee's salary shall accrue from day to day and be paid in arrears twice monthly directly into the Employee's bank account. The Employee shall inform the Employer of all necessary details relating thereto.

(d)
The Employer hereby informs the Employee that in order to fulfill the obligations under the Contract and to pay his salary, the following information about the Employee may be transmitted: his name, address, civil status, date of birth, any documents given during the recruiting and employment proceedings (including the curriculum vitae), the employment agreement and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the Contract (such as holiday requests or Incapacity certificates). The Employee consents to the transfer of the above personal information within the group of companies of the Employer, including outside of the European Union, as contemplated by Article 19 Paragraph 1(a) of the Luxembourg law on Data Protection of August 2, 2002. The Employee is permitted to access the above information and may demand the rectification of any error thereupon.

(e)
Upon satisfaction of the relevant performance criteria in accordance with Altisource’s Incentive Plan, as amended from time to time by the Employer in its sole discretion, the Employee may be entitled to an annual discretionary bonus as per a scorecard as amended from time to time. At the target performance level, as of the Amendment Date, the Employee can anticipate earning approximately 240,000 United States Dollars in incentive compensation on an annual basis, less applicable withholding taxes (based on the latest revision to Employee’s incentive compensation target prior to the Amendment Date which took place on August 1, 2017). The annual incentive may be paid in a combination of cash and restricted share units (or other similar equity instrument).

(f)
There is no legal entitlement to the annual bonus and payment is at the sole discretion of the Employer. Any target incentive will be prorated for the actual time that the Employee has worked for the Employer during the applicable working year. Payment of the incentive will be made in USD or EUR at the then-applicable USD to EUR exchange rate at the Employee’s sole discretion.

(g)	The Employee will be eligible for certain Relocation and Expatriate Benefits while employed in Luxembourg in accordance with the Altisource Relocation Plan provided to the Employee by the Employer.

(h)
It is expressly agreed that any bonus, premium or any other fringe benefits not arising from any legal or contractual provision or regulation, granted to the Employee, shall be deemed to be a gift, whatever their frequency and their amount and may therefore not be considered as vested rights to the benefit of the Employee.

(i)
The salary and other benefits of the Employee shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law.

(j)	The Employee's remuneration may be periodically revised by the Employer without requiring a written amendment to this Contract.

Article 5 - Working Hours and Holidays

(a)
The working hours shall be fixed in accordance with the applicable legal provisions in the Grand-Duchy of Luxembourg and the Employee's salary is based on a minimum average of forty (40) working hours per week and eight (8) hours per day scheduled in principle from Monday to Friday. The Employee hereby acknowledges that general working hours or overtime statutory provisions are not applicable to his position as a higher level employee ("cadre supérieur") within the meaning of article L.211-3 of the Luxembourg Labor Code, and in accordance with article L.211-27 (4) of the Luxembourg Labor Code. Working hours may thus vary according to the Employer's requirements.

(b)
The Employee shall have the right to twenty-five (25) days of paid annual leave, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labor Code's provisions.

(c)
The Employee will respect a reasonable delay between requesting leave from the Employer and taking it, in order to not perturb the functioning of the Employer in accordance with article L.233-10 of the Luxembourg Labor Code. The Employer shall respect the Employee's request to the extent that the request does not perturb the functioning of the Employer or conflict with other employees' leave.

(d)
The Employee shall take, and the Employer shall allow the Employee to take, his accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labor Code.

(e)
In the event that business reasons prevent the Employee from taking all his annual leave entitlement during the calendar year, he may transfer the remaining leave entitlement to the next calendar year, in which case they shall expire on the 31st of March, unless prevented again by business reasons.

Article 6 - Incapacity

(a)
The Employee who is incapable of working for any reason of illness or accident shall notify the Employer or his representative as soon as possible on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)
The Employee has three (3) days to provide the Employer with a medical certificate in which the beginning and the expected duration of disability is stated. The Employer reserves the right to request a medical counter examination.

(c)
Subject to the Employee's compliance with the provisions of the Luxembourg Labor Code, he shall, in principle, continue to receive his full salary and contractual benefits (if any) from the Employer during the initial sickness period provided by article L.121-6 of the Luxembourg Labor Code.

Article 7 - Confidential Information / Employer properties

(a)
The Employee shall treat as confidential all information concerning the activities of the Company, and he shall not disclose to third parties, or to other employees, any information of which he may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance of their respective duties by the parties concerned.

(b)	The Employee undertakes both during this employment with the Employer and at any time after the termination thereof not to perform or participate in any act of unfair competition.

(c)
Any breach of this obligation occurring while the Contract is in place, shall constitute a serious fault rendering immediately and definitively any further relationship between the Employer and the Employee impossible and justifying the immediate dismissal of the Employee without any notice or indemnity and without prejudice to any further proceedings or claims which may be exercised by the Employer.

(d)
All notes, reports, listings, files, documents, and contacts howsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed, and stored by the Employee in a confidential manner exclusively on behalf of the Employer.

(e)
When the present Contract shall come to an end, the Employee must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Employee, and the Employee undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Employee.

Article 8 - Payments Upon Certain Events.

(a)
In the event that (i) Employee’s employment with the Company is terminated by the Company other than for Cause (as defined in Article 1) prior to September 24, 2020, (ii) Employee resigns from his employment with the Company for Good Reason (as defined in Article 1) prior to September 24, 2020 or (iii) a Change of Control (as defined in Article 1) occurs and Employee is employed at the time the Change of Control occurs (each, a “Qualifying Event”), then, subject to satisfaction of the condition set forth in Article 8(g):

•
the Company shall pay Employee a one-time lump sum cash payment equal to (i) twelve (12) months of his then-current base salary plus (ii) one (1) year’s annual incentive compensation (calculated at one hundred percent (100%) of his then-current Target Amount (as defined below)); and

•
if a Qualifying Event occurs after October 1st of a calendar year and before the annual incentive compensation for such calendar year is paid, the Company shall pay Employee a lump sum payment for his annual incentive compensation for such year based on actual performance results (such payment to be prorated to the date of the Qualifying Event if the Qualifying Event occurs between October 1st and December 31st of such calendar year).

For the avoidance of doubt, for purposes of this Contract, the date of termination without Cause, shall be Employee’s last day of employment after expiration of any notice periods.

(b)
In addition to the payments set forth in Article 8(a) above, subject to satisfaction of the condition set forth in Article 8(g) and notwithstanding anything to the contrary in the applicable award agreement(s), upon a Qualifying Event, Employee would also be entitled to:

•
the immediate vesting of any then-outstanding service-based stock options (or the cash intrinsic value thereof at the Company’s option) granted pursuant to his Non-Qualified Stock Option Award Agreement dated as of August 29, 2016);

•
the immediate vesting of any then-outstanding service-based restricted shares (or the cash intrinsic value thereof at the Company’s option) granted pursuant to his Restricted Share Award Agreement dated as of April 15, 2015; his Restricted Share Award Agreement dated as of April 7, 2017; his Restricted Share Award Agreement dated as of July 27, 2017 and his Restricted Share Award Agreement dated as of November 13, 2017;

•
the immediate vesting of any then-outstanding restricted stock units (or the cash intrinsic value thereof at the Company’s option) granted pursuant to his Restricted Stock Unit Award Agreement dated as of February 12, 2018;

•
the vesting of any then-outstanding market-based stock option awards (or the cash intrinsic value thereof at the Company’s option) granted pursuant to his Non-Qualified Stock Option Award Agreement dated as of October 1, 2014, his Non-Qualified Stock Option Award Agreement dated as of August 29, 2016; and his Non-Qualified Stock Option Award Agreement dated as of July 27, 2017; provided that the relevant market hurdles for such stock options have been met prior to the Qualifying Event or within ninety (90) days thereafter, with the vesting occurring on the later of the date of the Qualifying Event or the date such market hurdles are met; and

•
the vesting of any then-outstanding performance-based stock option awards (or the cash intrinsic value thereof at the Company’s option) granted pursuant to his Non-Qualified Stock Option Award Agreement dated as of April 7, 2017 (based on service revenue targets) and his Non-Qualified Stock Option Award Agreement dated as of February 12, 2018 (based on 2018 Adjusted EPS targets); provided that the relevant performance hurdles for such stock options have been met prior to the Qualifying Event or within ninety (90) days thereafter, with the vesting occurring on the later of the date of the Qualifying Event or the date such performance hurdles are met; provided that the number of stock options that will so vest shall be determined in accordance with the terms of the applicable award agreement and related Exhibit A based on the degree of achievement of the performance goals set forth therein.

(c)	Any stock options vesting as a result of the occurrence of a Qualifying Event and subsequent satisfaction of the condition set forth in Article 8(g), shall be exercisable as follows:

•
if the Qualifying Event is a Qualifying Event as defined under Article 8(a)(i) and (ii), the vested stock options shall be exercisable for a period of six months from the date such stock options vest and, thereafter, shall terminate; and

•
if the Qualifying Event is a Change of Control, as defined under Article 8(a)(iii), the vested stock options shall be exercisable for a period ending on the later of (i) the (6) month anniversary of the date such stock options vest or (ii) the six (6) month anniversary of the date of Employee’s last day of employment with the Company and, thereafter, shall terminate.

(d)
Except as provided in (i) Article 8(b) and (c), (ii) the definitions of “Cause,” “Change of Control” and “Good Reason” in Article 1 above and (iii) Article 10(a) below, all terms of Employee’s equity award agreements shall otherwise govern the treatment of Employee’s equity awards in all aspects.

(e)
In the event Employee is still employed by the Company on September 24, 2020, not serving a notice period, and no Change of Control has occurred (“Retention Date”), the Company shall pay Employee a one-time lump sum cash payment equal to (i) twelve (12) months of his then-current base salary plus (ii) an amount equal to one (1) year’s annual incentive compensation (calculated at one hundred percent (100%) of his then-current Target Amount (as defined below)).

(f)
As used herein, the term “Target Amount” shall refer only to the amount of Employee’s incentive compensation at the target performance level pursuant to Article 4(e) herein, and shall exclude any target compensation under the Company’s Long-Term Incentive Plan or any other plan or program that may be implemented by the Company.

(g)
It is an express condition to the payment of any amount or post-termination benefit called for under this Article 8 that Employee shall execute the Employer’s Release Agreement that becomes irrevocable pursuant to its terms no later than sixty (60) days (or such shorter period set forth in the Employer’s Release) following the Qualifying Event or Retention Date, as applicable.

(h)
Notwithstanding anything herein to the contrary, the amounts paid under this Article 8 will include any payments required under article L.124-7 of the Luxembourg Labor Code as referenced in Article 3(b) above.

(i)
Employee and the Employer intend for all payments under this Article 8 to be exempt from Section 409A of the US Internal Revenue Code of 1986, as amended (“Code”), including without limitation under the short-term deferral exempt set forth in Treasury Regulation Section 1.409A-1(b)(4) and the separation pay exemptions set forth in Treasury Regulation 1.409A-1(b)(9). For purposes of Section 409A of the Code, each payment of compensation or benefits under this Article 8 shall be treated as a separate payment. Notwithstanding the foregoing, if any amount or benefit otherwise payable under this Article 8 in the event of Employee’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amount or benefit shall commence when the Employee incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Employer and any entity that would be considered a single employer with the Employer under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Contract by substituting the Contract’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Employee’s Separation from Service the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefit that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable under this Article 8 to Employee on account of the Employee’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Employee’s Separation from Service, or (ii) the date of the Employee’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Employee shall be paid a cash lump sum payment equal to any payments and benefits that the Company would otherwise have been required to provide under Article 8 of this Contract but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Employee shall receive any remaining payments and benefits due under this Contract in accordance with the terms of Article 8 (as if there had not been any Suspension Period beforehand).

Article 9 - Other Obligations

(a)
Throughout the duration of this Contract, the Employee will work exclusively for the Employer and will not take up any other occupation or engage in any act which is directly or indirectly competitive with the business of the Employer or any of its affiliated companies and to its detriment.

(b)
Throughout the duration of this Contract, the Employee shall not have any direct or indirect interest in any other business or organisation if that business or organisation competes or might reasonably be considered by the Employer to compete with the Company or any of its affiliated companies or if this impairs or might reasonably be considered to impair the Employee’s ability to act in the best interests of the Company or any of its affiliated companies.

Article 10 - Non-competition and Non-solicitation

(a)
In consideration of the Employment and the salary and other compensation and benefits payable under this Contract (including but not limited to any payments that may be made pursuant to Article 8 above or Article 10(c) below, as applicable), during a twenty-four (24) month period following the date upon which his service under this Contract terminates or expires, the Employee hereby undertakes that he will not run within the Grand Duchy of Luxembourg or in the United States of America a personal business similar or in competition with the business of the Company nor enter into an employment contract with a business similar or in competition with the business of the Company. In that regard, the Employee shall not directly or indirectly on his own behalf, or in the service of or on behalf of others, engage in, provide any executive, managerial, supervisory, sales, marketing, research, or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than the Company) which (i) concerns the business of the Company or any affiliate thereof or (ii) is competitive or likely to be competitive with the business of the Company or any affiliate thereof. The non-competition covenants set forth in Employee’s existing equity award agreements shall be deemed to be replaced in their entirety by the non-competition covenant set forth in this Article 10(a).

(b)	The Employee agrees that he will disclose the existence of his obligations pursuant to Article 10 of this Contract to any potential employer prior to accepting employment.

(c)
If the Employee’s employment ends and a Qualifying Event has not taken place, in consideration of the obligations set forth in Article 10(a) above, and in addition to any amounts owed pursuant to articles L.124-1 and L.124-7 of the Luxembourg Labor Code (as set forth in Articles 3(a) and 3(b) herein), the Employer will pay to the Employee four (4) months of his gross base salary. The Employer will pay the Employee these additional severance amounts subject to the Employee’s execution of the Employer’s Release Agreement.

(d)
Throughout the duration of this Contract and for a period of twenty-four (24) months following its termination, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliated companies to perform services for any entity (other than the Company or any other affiliated companies), or attempt to induce any such employee to leave the Company or any of its affiliated companies.

(e)
Throughout the duration of this Contract and for a period of twenty-four (24) months following its termination, the Employee will not, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any client of the Company or any of its affiliated companies, or attempt to induce any such client to leave the Company or any of its affiliated companies.

(f)
Any breach of these obligations shall constitute a serious fault and might give raise to one or several claims or proceedings to be exercised by the Company before the courts and authorities concerned.

(g)	The Employee expressly agrees that the provisions of Article 10 of the Contract may be enforced against him in any court or competent jurisdiction in the United States.

(h)
In the event that this article is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to revise any provision of this Contract to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Article 11 - Intellectual property

(a)
Any inventions, devices or concepts, as well as any result of research, any original creation or program, related to the field of activity of the Company and made or developed by the Employee during his employment and for a period of one (1) year after termination of such relationship for whatsoever reason, belongs to the exclusive legal and beneficial ownership of the Employer, in accordance with the relevant provisions of patent and copyright laws applicable in Luxembourg.

(b)
The Employee hereby grants, assigns and conveys to the Employer all right, title, and interest in and to all inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed or delivered by the Employee either solely or jointly with others, during and in connection with the performance of services under the Contract with the Employer.

(c)
The Employee shall have no right to disclose or use any such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials.

(d)	The Employee agrees that he will comply with all obligations set forth in the Employee Intellectual Property Agreement provided by the Employer and incorporated herein by this reference.

Article 12 - Use of information technologies

The Employee undertakes not to use the Internet with the Company’s hardware if such activity does not comply with applicable law and public order, and if it adversely affects the Company’s interests.

Article 13 - Data protection

(a)
As part of the performance of the Contract, as required by law or for the Employer’s legitimate interests, the Employer may process personal data on the Employee prior, during and after the Employment. Details on such processing and on the rights of employees can be found in the Human Resources section of the Company’s intranet.

(b)
The Employee acknowledges that he has been informed that the Employer will be responsible for the processing of his personal data, such as his name, address, social security number, bank details, photo, as well as any personal information necessary for personnel management and salary administration.

(c)
The Employee acknowledges that his personal data may be transferred to affiliates. A copy of the legal basis for the transfer of data to third countries will be made available in the Human Resources section of the Company’s intranet.

(d)	The Employees’ data will be held by the Employer for as long as legally required and processed in accordance with applicable personal data protection legislation and regulations.

(e)
The Employer hereby informs the Employee of, without limitation, his rights of access, deletion and rectification of his personal data, as well as of his right of complaint to the local data protection authority and his right to object to the processing of, or illegal use of, personal data, in accordance with the applicable legal provisions on data protection.

Article 14 - Miscellaneous

(a)
All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

If to the Employer, to:
Address: 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg (or any other address that becomes corporate headquarters and published in the Luxembourg Gazette ("Mémorial"), with an electronic copy to KevinJ.Wilcox@altisource.lu)
Attention:     Kevin J. Wilcox

If to the Employee, to:
Address:    In Luxembourg, address communicated separately
Attention:     Gregory J. Ritts

The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee's countersignature.

(b)
No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(c)	The possible nullity or non-applicability of one or more provisions of the present Contract shall not result in the nullification of the entire Contract.

Article 15 - Governing Law and Jurisdiction

Except for breaches of the provisions of Article 10 herein, the present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand- Duchy of Luxembourg. Except for breaches of the provisions of Article 10 herein, each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of Luxembourg over any claim or matter arising under.

Article 16 - Contractual Interpretation

If any provision of this Contract is held to be unenforceable, then this Contract will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Contract, valid and enforceable. If a court declines to amend this Contract as provided herein, the invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Contract.
In witness whereof the present Contract has been signed in duplicate and each of the Parties acknowledges having received one original version.

The Employer
Altisource S.à r.l.

/s/Kevin J. Wilcox
By: Kevin J. Wilcox, Manager Date: November 6, 2018

The Employee

/s/Gregory J. Ritts
By: Gregory J. Ritts Date: November 6, 2018